Exhibit 99.1
SELECTICA ANNOUNCES FIRST QUARTER
FISCAL 2007 FINANCIAL RESULTS
SAN JOSE, Calif. – August 9, 2006 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of sales execution and contract management solutions, today announced financial results for the first fiscal quarter ended June 30, 2006.
Revenue for the first quarter of fiscal 2007 was $5.2 million, which compares to revenue of $7.1 million for the same period in the previous year. Net loss for the quarter was $2.6 million, or ($0.08) per share, which compares with a net loss of $2.7 million, or ($0.08) per share, in the first quarter of fiscal 2006. Bookings in the first quarter of fiscal 2007 increased over the prior quarter.
Stephen Bennion, CEO of Selectica, commented on the Company’s performance, “We experienced a notable uptick in deals for our on-demand solutions during the first quarter and generated our highest level of total bookings in more than two years. Our contract management solutions continue to build momentum and we had our best quarter since entering this business. Importantly, we booked a number of deals for our Fastraq sales execution offering as well. We also generated meaningful revenues from international markets and we are adding new prospects to our pipeline in Europe and Asia Pacific. While bookings are increasing with our new products, we continue to generate a steady stream of revenue by servicing the installed base for our enterprise systems business. Our new business model continues to gain traction, and we believe we have developed the right combination of products, industry-focused sales reps, and sales partners to continue driving bookings higher in future quarters.”
Financial Highlights
Services, including on-demand subscriptions, represented 91% of revenue and licenses represented 9% of revenue in the first quarter of fiscal 2007. Overall gross margin was 49% in the first quarter, compared with 62% in the previous year period. The decline in gross margin is primarily attributable to more revenue being generated through European sales efforts with joint venture partners, which have revenue-sharing agreements that are recorded as cost of goods sold.
Total operating expenses were $5.8 million compared with $7.6 million in the first quarter of fiscal 2006. Total operating expenses in the first quarter of fiscal 2007 were impacted by higher commissions due to greater than expected bookings of contract management licenses. The revenue associated with the contract management bookings will be recognized ratably over the lives of the subscriptions. Total operating expenses in the first quarter of fiscal 2007 also include $397,000 in stock-based compensation expense, pursuant to the adoption of SFAS 123(R) “Share-Based Payments.”

Selectica, Inc.

Selectica’s financial position remains strong with approximately $71.9 million in cash, cash equivalents and investments, and no long-term debt as of June 30, 2006.
Stock Repurchase Program Update
In December 2005, Selectica began implementing a new $25 million stock repurchase program. In the first quarter of fiscal 2007, the Company spent $3.1 million to repurchase 1.2 million shares at an average price of $2.58. Through June 30, 2006, the Company had spent a total of $6.2 million to repurchase 2.3 million shares at an average price of $2.66.
Outlook
As part of Selectica’s continuing expense reduction initiative, the Company expects to take a number of restructuring actions during the second quarter of fiscal 2007 including the relocation of its corporate headquarters to a lower cost facility. Selectica expects to record approximately $7.6 million in one-time charges during the second quarter related to these restructuring actions.
Commenting on the outlook for Selectica, Mr. Bennion said, “We believe we have a clear path to profitability driven by a combination of reduced expenses and higher revenue. Following the restructuring actions in the second quarter, we believe our breakeven level will be reduced to approximately $5.5 million in quarterly revenues in the second half of fiscal 2007. Bookings are trending in a positive direction in all of our new product areas, which should result in higher levels of revenue later in the fiscal year. We continue to believe that we can reach profitability in the second half of fiscal 2007.”
Conference Call and Webcast
Selectica will hold a conference call to discuss first quarter results today at 2:00 p.m. Pacific time/5:00 p.m. Eastern Time. The conference call will be webcast live via the Internet, and can be accessed on the investor relation’s section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.
About Selectica, Inc.
Founded in 1996, Selectica (Nasdaq: SLTC — News) provides its customers with smart technology that accelerates profitability by automating complex business processes in the areas of sales execution and contract lifecycle management. Available on-demand or as a fully customized installed software application, the Company’s high-performance solutions provide a critical link between CRM and ERP to accelerate sales configuration, eliminate order inaccuracies, ensure compliance and limit risk exposure.

Selectica, Inc.

Selectica customers represent leaders in manufacturing, technology, healthcare and telecommunications, including: ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Tellabs, Time Warner, Triad Hospitals and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.
Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, market and customer acceptance of new products of Selectica including the on-demand contract management and sales execution products and the applications developed with joint venture partners, the success of the ongoing restructuring of Selectica’s operations, and other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other reports filed by Selectica with the Securities and Exchange Commission.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317
Financial Tables Follow

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

		(unaudited)
	Quarter Ended
	06/30/06	06/30/05
Revenues:
License	$468	$2,034
Services	4,748	5,045

Total revenues	5,216	7,079

Cost of revenues:
License	115	132
Services	2,564	2,587

Total cost of revenues	2,679	2,719

Gross profit	2,537	4,360
Research and development	2,107	2,565
Sales and marketing	1,835	1,737
General and administrative	1,882	3,302

Total operating expenses	5,824	7,604

Loss from operations	(3,287)	(3,244)
Interest income (expense)	718	545

Net loss before taxes	(2,569)	(2,699)

Income Tax Expense (Income)	29	30

Net loss	$(2,598)	$(2,729)

Basic and diluted, net loss per share	$(0.08)	$(0.08)

Weighted-average shares used in computing basic and diluted, loss per share	31,441	32,821

Selectica, Inc.

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

		(unaudited)

	06/30/06	06/30/05
Assets
Cash, cash equivalents, and investments	$71,851	$96,252
Accounts receivable	3,174	2,195
Prepaid expenses and other current assets	2,237	2,281
Property and equipment, net	2,437	2,959
Other assets	1,012	1,267

Total assets	$80,711	$104,954

Liabilities and Stockholders’ Equity
Accounts payable	$1,057	$1,948
Accrued payroll and related liabilities	1,376	1,320
Other accrued liabilities	2,068	3,023
Deferred revenues	3,053	3,233

Total liabilities	7,554	9,524
Total stockholders’ equity	73,157	95,430

Total liabilities and stockholders’ equity	$80,711	$104,954

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